CHAPMAN AND CUTLER LLP                                   111 WEST MONROE STREET
                                                        CHICAGO, ILLINOIS 60603


                                January 28, 2011


First Trust Exchange-Traded Fund II
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187




         Re:            First Trust Exchange-Traded Fund II
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Ladies and Gentlemen:

      We have served as counsel for the First Trust Exchange-Traded Fund II (the "Trust"), which proposes to offer and sell shares of its series (the "Shares"), First Trust BICK Index Fund, First Trust Dow Jones Global Select Dividend Index Fund, First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund, First Trust ISE Global Copper Index Fund, First Trust ISE Global Engineering and Construction Index Fund, First Trust ISE Global Platinum Index Fund, First Trust ISE Global Wind Energy Index Fund, First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund and First Trust STOXX(R) European Select Dividend Index Fund (each a "Fund" and collectively the "Funds"), in the manner and on the terms set forth in Post-Effective Amendment No. 41 and Amendment No. 44 to its Registration Statement on Form N-1A filed on January 28, 2011 (the "Amendment") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively.

      In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

      Based upon the foregoing, we are of the opinion that:

      The Shares of each Fund may be issued from time to time in accordance with the Trust's Declaration of Trust dated July 6, 2006 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by each Fund of the purchase price, and such Shares, when so issued and sold by each Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of each Fund may under certain circumstances be held personally liable for its obligations.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-143964) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                          Respectfully submitted,


                                          /s/ Chapman and Cutler LLP


                                          CHAPMAN AND CUTLER LLP